UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2020

FACEBANK GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-55353	26-4330545
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1115 Broadway, 12th Floor, New York, NY	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212)-537-5775

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2020, Pär-Jörgen Pärson joined the Board of Directors (the “Board”) of FaceBank Group, Inc. (the “Company” or “FaceBank”) pursuant to a vote by the holders of the Company’s Series AA Convertible Preferred Stock. The Company issued a press release announcing Mr. Pärson’s appointment on May 22, 2020, a copy of which is attached hereto as Exhibit 99.1.

Since 2004, Pär-Jörgen Pärson has been a General Partner of Northzone, a venture capital firm, where his primary areas of focus are disruptive businesses in consumer internet, health, and fintech. Before joining Northzone, Mr. Pärson ran his own investment firm and was a consultant at McKinsey & Company. Until April 1, 2020, Mr. Pärson served on the board of directors of fuboTV Inc., the wholly-owned subsidiary of FaceBank Group, Inc. that was acquired by the Company on April 1, 2020. In addition, Mr. Pärson serves on the Board of Directors of Spring Health Inc, a health tech company, Noquo Foods AB, a Swedish foodtech startup, Sourcepoint Inc, a media tech company, Neverthink OY, an online video service, and Activate Inc, a media tech company. Previously, Mr. Pärson served on the board of directors of (i) Spotify AB, the subscription music streaming service, from 2008 to 2017, (ii) payments company iZettle AB (which was acquired by PayPal) from 2011 to 2016, (iii) Avito AB, an online classifieds service (acquired by Naspers in 2016) from 2011 to 2016, (iv) Qapital Insight AB, a fintech company, from 2013 to 2018, (v) Widespace AB, an adtech business, from 2012 to 2018, and (vi) Jukely Inc, a live music subscription service, from 2014 to 2020. Mr. Pärson holds an M.B.A. from the Stockholm School of Economics.

Mr. Pärson’s qualifications to serve on the Board include his prior service on the board of directors of fuboTV Inc., his experience as a member of the board of directors of consumer internet and media companies, through which he has valuable insight into business strategy, leadership, and international operations, and his venture capital experience.

There is no arrangement or understanding between Mr. Pärson and any other person, other than as described below, pursuant to which Mr. Pärson was elected as a director of the Company. There are no family relationships between Mr. Pärson and any director or executive officer of the Company, and, other than as described herein, no transactions involving Mr. Pärson that would require disclosure under Item 404(a) of Regulation S-K.

In connection with his election to the Board, Mr. Pärson was granted an option to purchase 50,381 shares of the Company’s common stock (the “Initial Award”) in accordance with the Company’s Outside Director Compensation Policy (the “Compensation Policy”) and subject to the Company’s 2020 Equity Incentive Plan (the “Plan”) and standard option award agreement thereunder. The Initial Award will vest in 36 equal, monthly installments beginning on the grant date, provided that Mr. Pärson continues to serve as a Service Provider (as defined in the Plan) through the applicable vesting date. In addition, any unvested potion of the Initial Award that remains outstanding as of the date of a change of control of the Company will immediately vest in full and become exercisable. In addition to the Initial Award, in accordance with the Compensation Policy, Mr. Pärson will receive an annual cash retainer of $45,000 for his Board service, which may increase if he chairs or serves on other Board committees. He will be eligible to receive an annual equity award in accordance with the Compensation Policy.

FaceBank and Mr. Pärson also entered into the Company’s standard form of Indemnification Agreement (the “Indemnification Agreement”), which is attached hereto as 10.1 and is incorporated herein by reference. The form of Indemnification Agreement was previously filed as Exhibit 10.2 to FaceBank’s current report on Form 8-K filed April 7, 2020.

The press release announcing Mr. Pärson’s appointment as director is furnished as Exhibit 99.1 hereto. The information set forth in Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 14, 2020, the holders of 19,684,160 shares, or 60.90%, of the Company’s Series AA Preferred Stock, acting by written consent, appointed Mr. Pärson as a member of the Board. Mr. Pärson accepted such appointment on May 21, 2020.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Indemnification Agreement by and between FaceBank Group, Inc. and its directors and officers (previously filed as Exhibit 10.2 to FaceBank’s current report on Form 8-K filed April 7, 2020).
99.1	Press Release of FaceBank Group, Inc., dated May 22, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FACEBANK GROUP, INC.

Date: May 22, 2020	By:	/s/ David Gandler
	Name:	David Gandler
	Title:	Chief Executive Officer